EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of our report dated March 29, 2017 relating to the consolidated financial statements of Fennec Pharmaceuticals Inc. (the “Company”) (the report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the prospectus included in such registration statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Ottawa, Canada

April 12, 2018